EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 12, 2004 relating to the financial statements and financial statement schedule of Barnes Group Inc., which appears in Barnes Group Inc.'s Annual Report on Form 10-K for the year ended December 31, 2003.
/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Hartford, Connecticut
May 7, 2004